Exhibit 4.1

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT PURSUANT TO REGISTRATION REQUIREMENTS THEREOF OR EXEMPTION THEREFROM.

VERIFYME, INC.

SENIOR SECURED CONVERTIBLE DEBENTURE DUE__________, 2021

Issuance Date: ________, 2020	Principal Amount: $

FOR VALUE RECEIVED, VERIFYME, INC., a corporation organized and existing under the laws of the State of Nevada (the “Company”), hereby promises to pay to __________, having its address at______________, or its assigns (the “Holder”), the initial principal sum of ____________ and 00/100 Dollars ($________.00) (subject to adjustment as provided herein, the “Principal Amount”) together with interest accruing on the Principal Amount in the cumulative annual amount of ten percent (10%) (the “Interest Amount”) on ____________ (the “Maturity Date”). The Company has the option to redeem this Debenture prior to the Maturity Date pursuant to Section 2(c). All unpaid principal and accrued interest shall be due and payable on the Maturity Date. The Holder has the option to cause any outstanding principal and accrued interest on this Debenture to be converted into Common Stock of the Company, par value $0.001 per share (“Common Stock”) at any time pursuant to the terms set forth herein.

This Debenture is one of the Debentures referred to in that certain Securities Purchase Agreement (the “Securities Purchase Agreement”) dated effective as of February __, 2020, between the Company, the Holder and certain other Buyers who are signatories thereto. Capitalized terms used but not defined herein shall have the meanings set forth in the Securities Purchase Agreement.

This Debenture shall be a senior secured obligation of the Company, with priority over all existing and future Indebtedness (as defined below) of the Company as provided for herein. The obligations of the Company under this Debenture are secured pursuant to the terms of the security agreement of even date (the “Security Agreement”) by and among the Company and the Buyers (including the Holder), and such security interest includes but is not limited to all of the assets of the Company and its subsidiaries. So long as the Company shall have any obligation under this Debenture, and in addition to the rights in the Security Agreement, the Company shall not (directly or indirectly through any Subsidiary or Affiliate) incur or suffer to exist or guarantee any Indebtedness that is senior to or pari passu with (in priority of payment and performance) the Company’s obligations hereunder, except as permitted in the Security Agreement, and other than Indebtedness described in clause (c) of the definition of Indebtedness. As used herein, the term “Indebtedness” means (a) all indebtedness of the Company for borrowed money or for the deferred purchase price of property or services, including any type of letters of credit, but not including deferred purchase price obligations in place as of the Issuance Date and as disclosed in the SEC Documents or obligations to trade creditors incurred in the ordinary course of business, (b) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments, (c) purchase money indebtedness hereafter incurred by the Company to finance the purchase of fixed or capital assets, including all capital lease obligations of the Company which do not exceed the purchase price of the assets funded, (d) all guarantee obligations of the Company in respect of obligations of the kind referred to in clauses (a) through (c) above that the Company would not be permitted to incur or enter into, and (e) all obligations of the kind referred to in clauses (a) through (d) above that the Company is not permitted to incur or enter into that are secured and/or unsecured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured and/or unsecured by) any lien or encumbrance on property (including accounts and contract rights) owned by the Company, whether or not the Company has assumed or become liable for the payment of such obligation.

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This Debenture is also subject to the provisions of the Securities Purchase Agreement and further is subject to the following additional provisions:

1.       This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act and other applicable state and foreign securities laws. The Holder may transfer or assign this Debenture (or any part thereof) without the prior consent of the Company, and the Company shall cooperate with any such transfer as permitted by the Securities Act and other applicable state laws. In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other Person, that it receive reasonable transfer documentation including legal opinions that the issuance of the Debenture in such other name does not and will not cause a violation of the Securities Act or any applicable state or foreign securities laws or is exempt from the registration requirements of the Securities Act. Prior to due presentment for transfer of this Debenture to which the Company has consented, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Company's books and records of outstanding debt securities and obligations (the “Debenture Register”) as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

2.       Conversion at Holder’s Option; Mandatory Conversion; Redemption at Company’s Option.

a.       The Holder is entitled to, at any time or from time to time, convert the Conversion Amount (as defined below) into Conversion Shares, at a conversion price for each share of Common Stock equal to $0.08, subject to adjustment as set forth herein (the “Conversion Price”). For purposes of this Debenture, the “Conversion Amount” shall mean the sum of (A) all or any portion of the outstanding Principal Amount of this Debenture, as designated by the Holder upon exercise of its right of conversion plus (B) all or any portion of the outstanding Interest Amount of this Debenture, as designated by the Holder upon exercise of its right of conversion.

Conversion shall be effectuated by delivering by facsimile, email or other delivery method to the Company of the completed form of conversion notice attached hereto as Annex A (the “Notice of Conversion”), executed by the Holder of the Debenture evidencing such Holder's intention to convert this Debenture or a specified portion hereof. No fractional shares of Common Stock or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. If so requested by the Holder, the Company shall within one (1) business day respond with its endorsement so as to confirm the outstanding principal amount of the Debenture submitted for conversion or shall reconcile any difference with Buyer promptly after receiving such Notice of Conversion. The date on which notice of conversion is given (the “Conversion Date”) shall be deemed to be the date on which the Company receives by fax, email or other means of delivery used by the Holder the Notice of Conversion (such receipt being evidenced by electronic confirmation of delivery by facsimile or email or confirmation of delivery by such other delivery method used by the Holder). Delivery of a Notice of Conversion to the Company shall be given by the Holder pursuant to the notice provisions set forth in the Securities Purchase Agreement. The Conversion Shares must be delivered to the Holder within two (2) business days from the date of delivery of the Notice of Conversion to the Company. Conversion Shares shall be delivered by DWAC so long as the Company is then DWAC Operational, unless the Holder expressly requests delivery in certificated form or the Conversion Shares are in the form of Restricted Stock and are required to bear a restrictive legend. Conversion Shares shall be deemed delivered (i) if delivered by DWAC, upon deposit into the Holder’s brokerage account, or (ii) if delivered in certificated form, upon the Holder’s actual receipt of the Conversion Shares within five business days from the date of delivery of the Notice of Conversion in certificated form at the address specified by the Holder in the Notice of Conversion, as confirmed by written receipt. The Holder will not be responsible for any fees imposed by the Company’s transfer agent in connection with the conversion of the Debenture and delivery of the Conversion Shares to the Holder.

If at any time the Conversion Price as determined hereunder for any conversion would be less than the par value of the Common Stock, then at the sole discretion of the Holder, the Conversion Price hereunder may equal such par value for such conversion and the Conversion Amount for such conversion may be increased to include Additional Principal, where “Additional Principal” means such additional amount to be added to the Conversion Amount to the extent necessary to cause the number of conversion shares issuable upon such conversion to equal the same number of conversion shares as would have been issued had the Conversion Price not been adjusted by the Holder to the par value price.

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Notwithstanding the foregoing, unless the Holder delivers to the Company written notice at least sixty-one (61) days prior to the effective date of such notice that the provisions of this paragraph (the “Limitation on Ownership”) shall be adjusted to 9.99% with respect to the Holder, in no event shall a holder of this Debenture have the right to convert this Debenture into, nor shall the Company issue to such Holder, shares of Common Stock to the extent that such conversion would result in the Holder and its Affiliates together beneficially owning more than 4.99% of the then issued and outstanding shares of Common Stock. For purposes hereof, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13D-G under the Exchange Act.

b.       The Debentures shall be automatically converted into Common Stock upon the earlier to occur of: (i) the commencement of trading of the Common Stock on the NASDAQ, New York Stock Exchange or NYSE American (an “Uplist”) at the Uplist Conversion Price; or (ii) the minimum bid price of the Common Stock exceeds $0.50 per share for twenty (20) consecutive trading days and the average trading volume during the ten (10) trading day period preceding the mandatory Conversion Date is at least 100,000 shares and the Conversion Shares are registered under an effective registration statement or are salable under Rule 144 at the Conversion Price. The “Uplist Conversion Price” shall mean the lesser of the Conversion Price or a 30% discount of the public offering price that a share of Common Stock is offered to the public resulting in the Uplist.

c.       So long as no Event of Default (as defined in Section 10) shall have occurred and be continuing (whether such Event of Default has been declared by the Holder) (unless the Holder consents to such redemption notwithstanding such Event of Default, as described in clause (v), below), the Company may at its option call for redemption all or part of the Debenture, with the exception of any portion thereof which is the subject of a previously-delivered Notice of Conversion, prior to the Maturity Date, as follows:

(i)       The Debenture called for redemption shall be redeemable by the Company, upon not less than ten (10) calendar days written notice, for an amount (the “Redemption Price”) equal to: (i) if the Redemption Date (as defined below) is ninety (90) calendar days or less from the date of issuance of this Debenture, One Hundred Ten percent (110%) of the sum of the Principal Amount plus accrued but unpaid interest; (ii) if the Redemption Date is greater than or equal to ninety-one (91) calendar days from the date of issuance of this Debenture and less than or equal to one hundred fifty (180) calendar days from the date of issuance of this Debenture, One Hundred Twenty percent (120%) of the sum of the Principal Amount plus accrued but unpaid interest; (iii) if the Redemption Date is greater than or equal to one hundred fifty eighty one (181) calendar days from the date of issuance of this Debenture, One Hundred Thirty percent (130%) of the sum of the Principal Amount plus accrued but unpaid interest. The date upon which the Debenture is redeemed and paid shall be referred to as the “Redemption Date” (and, in the case of multiple redemptions of less than the entire outstanding Principal Amount, each such date shall be a Redemption Date with respect to the corresponding redemption).

(ii)        On the Redemption Date, the Company shall cause the Holder whose Debentures have been presented for redemption to be issued payment of the Redemption Price. In the case of a partial redemption, the Company shall also issue a new Debenture to the Holder for the Principal Amount and accrued but unpaid interest remaining outstanding after the Redemption Date promptly after the Holder’s presentation of the Debenture called for redemption.

(iii)       To effect a redemption the Company shall provide a written notice to the Holder(s) not less than ten (10) business days prior to the Redemption Date (the “Redemption Notice”), setting forth the following:

1.	the Redemption Date;

2.	the Redemption Price;

3.	the aggregate Principal Amount of the Debenture being called for redemption;

4.	a statement advising the Holder that the Debenture (or, in the case of a partial redemption, that portion of the Principal Amount and accrued but unpaid interest being called for redemption) as of the Redemption Date will cease to be convertible into Common Stock as of the Redemption Date; and

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5.	in the case of a partial redemption, a statement advising the Holder that after the Redemption Date a substitute Debenture will be issued by the Company after deduction of the portion thereof called for redemption, at no cost to the Holder, if the Holder so requests.

Upon issuance of the Redemption Notice, the Debenture cannot be converted at the Holder’s option pursuant to Section 2(a) hereof. Notwithstanding the foregoing, in the event the Company issues a Redemption Notice but fails to fund the redemption on the Redemption Date, then such Redemption Notice shall be null and void, and (i) the Holder(s) shall be entitled to convert the Debenture previously the subject of the Redemption Notice, and (ii) the Company may not redeem such Debenture for at least thirty (30) days following the intended Redemption Date that was voided, and the Company shall be required to pay to the Holder(s) the Redemption Price simultaneously with the issuance of a Redemption Notice in connection with any subsequent redemption pursued by the Company.

3.       If the Company, at any time while this Debenture or any amounts due hereunder are outstanding, issues, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of, or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or other securities convertible into, exercisable for, or otherwise entitle any person or entity the right to acquire, shares of Common Stock (including, without limitation, upon conversion of any convertible securities outstanding following the Issuance Date) (excluding Exempt Issuances, as defined below, this Debenture, and any securities issuable pursuant to the Securities Purchase Agreement), in each or any case at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (it being agreed that if the holder of the Common Stock or other securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced, at the option of the Holder, to a price equal to the Base Conversion Price. If the Company enters into a Variable Rate Transaction (as defined in this Debenture), despite the prohibition set forth in this Debenture, the Company shall be deemed to have issued Common Stock at the lowest possible price per share at which such securities could be issued in connection with such Variable Rate Transaction. Such adjustment shall be made at the option of the Holder whenever such Common Stock or other securities are issued. For purposes of this Section 3, “Exempt Issuance” means the issuance of (i) shares of Common Stock, options or other equity awards to officers, consultants, employees or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (ii) securities issuable upon the exercise or exchange of or conversion of securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Issuance Date; provided that such securities have not been amended since the Issuance Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (iii) securities issued pursuant to acquisitions approved by a majority of the disinterested directors of the Company, and (iv) shares of Common Stock issued pursuant to any real property leasing arrangement or financing from a national bank approved by the Board of Directors of the Company.

4.       No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional to convert this Debenture into Common Stock, at the time, place, and rate herein prescribed. This Debenture is a direct obligation of the Company.

5.       If, at any time after the Issuance Date, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Company, then the Holder of this Debenture shall thereafter have the right to receive upon conversion of this Debenture, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Debenture been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Debenture to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Debenture) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Company shall not effectuate any transaction described in this Section 5 unless (a) it first gives, to the extent practicable, at least thirty (30) days prior written notice (but in any event at least fifteen (15) days prior written notice) of the record date of the special meeting of stockholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Debenture) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument all of the obligations of this Debenture. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

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6.       If, at any time while any portion of this Debenture remains outstanding, the Company effectuates a forward stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock or otherwise recapitalizes its Common Stock, the Conversion Price shall be equitably adjusted to reflect such action.

7.       All payments contemplated hereby to be made “in cash” shall be made by wire transfer of immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. All payments of cash and each delivery of shares of Common Stock issuable to the Holder as contemplated hereby shall be made to the Holder to an account designated by the Holder to the Company and if the Holder has not designated any such accounts at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time; except that the Holder may designate, by notice to the Company, a different delivery address for any one or more specific payments or deliveries.

8.       The Holder of the Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the Shares of Common Stock issuable upon conversion thereof except in compliance with the terms of the Securities Purchase Agreement and under circumstances which will not result in a violation of the Securities Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

9.       This Debenture shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties consents to the exclusive jurisdiction and venue of the federal courts located in Monroe County, New York in connection with any dispute arising under this Agreement, and each waives any objection based on forum non conveniens. This provision is intended to be a “mandatory” forum selection clause and governed by and interpreted consistent with New York law. Each of the parties hereby consents to the exclusive jurisdiction and venue of any state or federal court having its situs in Monroe County, New York, and each waives any objection based on forum non conveniens. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under this Debenture or the Securities Purchase Agreement.

10.       The following shall constitute an “Event of Default”:

a.       The Company fails in the payment of principal or interest on this Debenture as required to be paid in cash hereunder, and payment shall not have been made for a period of five (5) business days following the payment due date (as to which no further cure period shall apply); or

b.       Any of the representations or warranties made by the Company herein, in the Securities Purchase Agreement or in any certificate or financial or other written statements heretofore or hereafter furnished by the Company to the Holder in connection with the issuance of this Debenture, shall be false or misleading (including without limitation by way of the misstatement of a material fact or the omission of a material fact) in any material respect at the time made (as to which no cure period shall apply); or

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c.       The Company fails to remain listed on the OTC Pink, OTCQB, OTCQX, Nasdaq Capital Markets, NYSE, or other applicable principal trading market for the Common Stock (the “Principal Market”) any time from the date hereof to the Maturity Date for a period in excess of five (5) Trading Days (as to which no further cure period shall apply); or

d.       The Company (i) fails to timely file required SEC reports when due (including extensions), becomes, is deemed to be or asserts that it is a “shell company” at any time for purposes of the 1933 Act, and Rule 144 promulgated thereunder or otherwise takes any action, or refrains from taking any action, the result of which makes Rule 144 under the 1933 unavailable to the Holder for the sale of their Securities, (ii) fails to issue shares of Common Stock to the Holder or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, (iii) fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by this Debenture and such transfer is otherwise lawful, (iv) fails to remove any restrictive legend when such legend removal is lawful, or (v) the Company fails to perform or observe any of its obligations under the Section 5 of the Agreement (no cure period shall apply in the case of clauses (i) through (v) above, inclusive); or

e.       The Company fails to perform or observe, in any material respect (i) any other covenant, term, provision, condition, agreement or obligation set forth in the Debenture, (subject to a cure period of three (3) business days other than in the case of a failure under Section 5 hereof, as to which no cure period shall apply, and a cure period of fifteen (15) days in the case of a failure under any other Section hereof), or (ii) any other covenant, term, provision, condition, agreement or obligation of the Company set forth in the Securities Purchase Agreement and such failure shall continue uncured for a period of either (1) three (3) business days after the occurrence of the Company’s failure under Section 4(d), (e) (except as described in Section 10(c) hereof, as to which Section 10(c) hereof shall control), (f), (g) or (h) of the Securities Purchase Agreement, or (2) fifteen (15) days after the occurrence of the Company’s failure under any other provision of the Securities Purchase Agreement not otherwise specifically addressed in the Events of Default set forth in this Section 10; or

f.       The Company shall (i) admit in writing its inability to pay its debts generally as they mature; (ii) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (iii) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business (as to which no cure period shall apply); or

g.       A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment (as to which no cure period shall apply); or

h.       Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter (as to which no cure period shall apply); or

i.       Any money judgment, writ or warrant of attachment, or similar process (including an arbitral determination), in excess of one hundred thousand dollars ($100,000) in the aggregate shall be entered or filed against the Company or any of its properties or other assets (as to which no cure period shall apply), and such judgment, attachment or process is not satisfied, set aside, discharged, bonded against, or stayed within 30 days after the same is levied; or

j.       The occurrence of a breach or an event of default under the terms of any indebtedness or financial instrument of the Company or any subsidiary (including but not limited to any Subsidiary) of the Company in an aggregate amount in excess of one hundred thousand dollars ($100,000) or more which is not waived by the creditors under such indebtedness (as to which no cure period shall apply); or

k.       Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding (as to which no further cure period shall apply); or

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l.       The issuance of a final, non-appealable order, ruling, finding or similar adverse determination the SEC, the Secretary of State of the State of Nevada or other applicable state of incorporation of the Company, FINRA or any other securities regulatory body (whether in the United States, Canada or elsewhere) having proper jurisdiction that the Company and/or any of its past or present directors or officers have committed a material violation of applicable securities laws or regulations (as to which no cure period shall apply); or

m.       The Company shall have its Common Stock halted, suspended, or delisted from the Principal Market for a period in excess of ten (10) Trading Days (as to which no further cure period shall apply); or

n.       Reserved; or

o.       Notice of a Material Adverse Effect is provided by the Company or the determination in good faith by a majority of the outstanding principal amount of the Debentures that a Material Adverse Effect has occurred; or

p.       Reserved; or

q.       Reserved; or

r.       At any time while this Debenture is outstanding, the lowest traded price on the Principal Market is equal to or less than $0.001; or

s.       The failure by Company to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future); or

t.       If, at any time on or after the date which is six (6) months after the Issuance Date, assuming the Holder is not deemed to be an “affiliate” of the Company for purposes of Rule 144, due solely to the Company’s action or inaction, the Holder is unable to receive unrestricted shares of the Company’s Common Stock upon conversion of this Debenture.

Then, or at any time thereafter, the Company shall immediately give written notice of the occurrence of such Event of Default to the Holder, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder of the Debenture (which waiver shall not be deemed to be a waiver of any subsequent default), then at the option of the Holder and in the discretion of the Holder, take any or all of the following actions: (i) pursue remedies against the Company in accordance with any of the Holder’s rights, (ii) increase the interest rate applicable to the Debenture to the lesser of eighteen percent (18%) per annum and the maximum interest rate allowable under applicable law, (iii) in the case of an Event of Default under Section 10(d)(ii) through (v) arising from an untimely delivery to the Holder of Conversion Shares or shares of Common Stock in de-legended form, if the closing bid price of the Common Stock on the Trading Day immediately prior to the actual date of delivery of Conversion Shares or de-legended shares, as the case may be, is less than the closing bid price on the Trading Day immediately prior to the date when Conversion Shares or de-legended shares were required to be delivered, increase the Principal Amount of the relevant Holder’s Debenture by an amount per share equal to such difference, and (iv) accelerate the then outstanding Principal Amount under this Debenture (the “Acceleration Amount”), together with accrued and unpaid interest thereon, whereupon the Acceleration Amount shall be immediately due and payable, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything contained herein, in the Securities Purchase Agreement or in any other note or instruments to the contrary notwithstanding. In the case of an Event of Default under Section 10(d)(ii), the Holder may either (i) declare the Acceleration Amount to exclude the Conversion Amount that is the subject of the Event of Default, in which case the Acceleration Amount shall be based on the remaining Principal Amount and accrued interest (if any), in which case the Company shall continue to be obligated to issue the Conversion Shares, or (ii) declare the Acceleration Amount to include the Conversion Amount that is the subject of the Event of Default, in which case the Acceleration Amount shall be based on the full Principal Amount, including the Conversion Amount, and accrued interest (if any), whereupon the Notice of Conversion shall be deemed withdrawn. At its option, the Holder may elect to convert the Debenture pursuant to Section 2 notwithstanding the prior declaration of a default and acceleration, in the sole discretion of such Holder. The Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by applicable law. Notwithstanding the foregoing, in the case of a default under Section 10(d)(ii) through (iv), the Holder of the Debenture sought to be converted, transferred or de-legended, as the case may be, acting singly, shall have the sole and absolute discretion to increase the applicable interest rate on the Debenture held by such Holder and/or to accelerate the Debenture(s) held by such Holder. The Company expressly acknowledges and agrees that the Holder’s exercise of any or all of the remedies provided herein or under applicable law, including without limitation the increase(s) in the Principal Amount and the Acceleration Amount as may be declared in the case of a default, is reasonable and appropriate due to the inability to define the financial hardship that the Company’s default would impose on the Holder. To the extent that the Holder’s exercise of any of its remedies in the case of an Event of Default shall be construed to exceed the maximum interest rate allowable under applicable law, then such remedies shall be reduced to equal the maximum interest rate allowable under applicable law.

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11.       Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a stockholder in respect of any meeting of stockholders or any rights whatsoever as a stockholder of the Company, unless and to the extent converted in accordance with the terms hereof. Notwithstanding the foregoing, the Holder shall have the right to participate in any dividends or distributions with respect to Common Stock on an as-converted basis (except for dividends or distributions that result in an adjustment of the Conversion Price as provided herein.)

12.       Reserved.

13.       This Debenture may be amended only by the written consent of the parties hereto. Notwithstanding the foregoing, the Principal Amount of this Debenture shall automatically be reduced by any and all Conversion Amounts (to the extent that the same relate to principal hereof). In the absence of manifest error, the outstanding Principal Amount of the Debenture on the Holder’s book and records shall be the correct amount.

14.       In the event of any inconsistency between the provisions of this Debenture and the provisions of any other Transaction Document, the provisions of this Debenture shall prevail.

15.       The Company specifically acknowledges and agrees that in the event of a breach or threatened breach by the Company of any provision hereof or of any other Transaction Document, the Holder will be irreparably damaged, and that damages at law would be an inadequate remedy if this Debenture or such other Transaction Document were not specifically enforced. Therefore, in the event of a breach or threatened breach by the Company, the Holder shall be entitled, in addition to all other rights and remedies, to an injunction restraining such breach, without being required to show any actual damage or to post any bond or other security, and/or to a decree for a specific performance of the provisions of this Debenture and the other Transaction Documents.

16.       No waivers or consents in regard to any provision of this Debenture may be given other than by an instrument in writing signed by the Holder.

17.       Each time, while this Debenture is outstanding, the Company enters into a Section 3(a)(9) transaction (including but not limited to the issuance of new promissory notes or debentures, or of a replacement promissory note or debenture), or Section 3(a)(10) Transaction, in which any third party has the right to convert monies owed to that third party (or receive shares pursuant to a settlement or otherwise) at a discount to market greater than the Conversion Price in effect at that time (prior to all other applicable adjustments in this Debenture), then the Conversion Price shall be automatically adjusted to such greater discount percentage (prior to all applicable adjustments in this Debenture) until this Debenture is no longer outstanding. Each time, while this Debenture is outstanding, the Company enters into a Section 3(a)(9) transaction (including but not limited to the issuance of new promissory notes or debentures, or of a replacement promissory note or debenture), or Section 3(a)(10) Transaction, in which any third party has a look back period greater than the look back period in effect under this Debenture at that time, then the Holder’s look back period shall automatically be adjusted to such greater number of days until this Debenture is no longer outstanding. The Company shall give written notice to the Holder, with the adjusted Conversion Price and/or adjusted look back period (each adjustment that is applicable due to the triggering event), within one (1) business day of an event that requires any adjustment described in this section. So long as this Debenture is outstanding, the Company shall not enter into any transaction or arrangement structured in accordance with, based upon, or related or pursuant to, in whole or in part, Section 3(a)(l0) of the Securities Act (a “3(a)(l0) Transaction”). In the event that the Company does enter into, or makes any issuance of Common Stock related to a 3(a)(l0) Transaction while this Debenture is outstanding, a liquidated damages charge of 20% of the outstanding principal balance of this Debenture, will be assessed and will become immediately due and payable to the Holder at its election in the form of cash payment or addition to the balance of this Debenture.

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18.       Reserved.

19.        From the Issuance Date until the Debenture is extinguished in its entirety, for so long as forty percent (40%) or more of the Debentures initially issued under the Securities Purchase Agreement are outstanding, the Company shall be prohibited from entering into an agreement involving a Variable Rate Transaction (as defined herein) without the consent of Buyers holding at least a majority in principle amount of the Debentures. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, shares of Common Stock either at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (ii) creates or authorizes the creation of or issuance of any other security convertible or exercisable for any equity security of the Company, having rights, preferences or privileges senior to or on parity with this Debenture or (iii) amend, alter, or repeal any provision of the Company’s Certificate of Incorporation or Bylaws that would adversely impact the Holders. The Holder shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

20.       Notwithstanding any provision in this Debenture or the related transaction documents to the contrary, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Debenture or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Debenture, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance due hereunder immediately upon receipt of such sums by the Holder hereof, with the same force and effect as though the Company had specifically designated such excess sums to be so applied to the reduction of the principal balance then outstanding, and the Holder hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder may, at any time and from time to time, elect, by notice in writing to the Company, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest, rather than accept such sums as a prepayment of the principal balance then outstanding. It is the intention of the parties that the Company does not intend or expect to pay, nor does the Holder intend or expect to charge or collect any interest under this Debenture greater than the highest non-usurious rate of interest which may be charged under applicable law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by an officer thereunto duly authorized as of the date of issuance set forth above.

COMPANY:

VERIFYME, INC.

By:
Name:	Patrick White
Title:	Chief Executive Officer

[Signature Page to Senior Secured Convertible Debenture]

ANNEX A

VERIFYME, INC.

NOTICE OF CONVERSION

(To Be Executed by the Registered Holder in Order to Convert the Debenture)

The undersigned hereby irrevocably elects to convert $ ________________ of the Principal Amount of the above Debenture into Shares of Common Stock of VerifyMe, Inc., a Nevada corporation (the “Company”), according to the conditions hereof, as of the date written below. After giving effect to the conversion requested hereby, the outstanding Principal Amount of such debenture is $____________________, absent manifest error.

Pursuant to the Debenture, certificates representing Common Stock upon conversion must be delivered (including delivery by DWAC or DRS) to the undersigned within two (2) business days from the date of delivery of the Notice of Conversion to the Transfer Agent.

Conversion Date

Applicable Conversion Price

Signature

Print Name

Address

The Shares shall be delivered to the following DWAC Account Number: